EXHIBIT 99.2

FOR IMMEDIATE RELEASE	CONTACT:

Dava Guerin
Guerin Public Relations, Inc.
(215) 914-2040 or (215) 262-0740 (wireless)
or
Brighid de Garay
UbiquiTel Inc.
(610) 832-3311 or (610) 453-7495 (wireless)

UBIQUITEL REPORTS THIRD QUARTER SUBSCRIBER RESULTS

Adds 13,200 net subscribers with 90% in prime credit categories

CONSHOHOCKEN, Pa. – October 23, 2003 – UbiquiTel Inc. (Nasdaq: UPCS), a PCS Affiliate of Sprint (NYSE: FON, PCS), today reported subscriber results for the third quarter ended September 30, 2003.

•                  Net adds for the quarter were approximately 13,200, excluding resellers, bringing the ending subscriber base to approximately 305,000, excluding resellers. 73% of total subscribers were in the prime credit classes.  UbiquiTel obtained an amendment to its senior secured credit facility on October 10, 2003 that made the company in compliance with the minimum subscriber covenant for the quarter ended September 30, 2003.

•                  As previously guided, churn increased to 3.4%, from 2.9% in the second quarter 2003, but down significantly from third quarter 2002 churn of 4.3%. The sequential increase in churn resulted primarily from an increase in voluntary deactivations.

“UbiquiTel maintained our commitment to quality growth in the third quarter as evidenced by the 90% prime mix in our net subscriber additions,” said Donald A. Harris, chairman and chief executive officer of UbiquiTel Inc. “Our focus on PCS Vision resulted in 57% of our gross subscriber additions purchasing Vision-capable handsets, increasing our revenue potential from 3G data usage.”

The company earlier announced that it will issue a press release summarizing its quarterly results after the market closes on Tuesday, November 11, and conduct a conference call on Wednesday, November 12, at 10.30 a.m., to discuss its results for the three months ended September 30, 2003 and provide guidance for the fourth quarter 2003.

About UbiquiTel Inc.

UbiquiTel is the exclusive provider of Sprint digital wireless mobility communications network products and services under the Sprint brand name to midsize markets in the Western and Midwestern United States that include a population of approximately 10.0 million residents and cover portions of California, Nevada, Washington, Idaho, Wyoming, Utah, Indiana and Kentucky.

About Sprint

Sprint operates the largest, 100-percent digital, nationwide wireless network in the United States, serving more than 4,000 cities and communities across the country. Sprint has licensed PCS coverage of more than 280 million people in all 50 states, Puerto Rico and the U.S. Virgin Islands. In August 2002, Sprint became the first wireless carrier in the country to launch next generation services nationwide delivering faster speeds and advanced applications on PCS Vision Phones and devices. For more information on products and services, visit www.sprint.com/mr. PCS is a wholly-owned tracking stock of Sprint Corporation trading on the NYSE under the symbol “PCS.” Sprint is a global integrated communications provider serving more than 26 million customers in over 100 countries. With approximately 70,000 employees worldwide and nearly $27 billion in annual revenues, Sprint is widely recognized for developing, engineering and deploying state-of-the art network technologies.

Statements contained in this news release that are forward-looking statements are subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the “safe-harbor” provisions of the private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated in UbiquiTel’s forward-looking statements, including the following factors: UbiquiTel’s dependence on its affiliation with Sprint; changes in Sprint’s fee structure with UbiquiTel; UbiquiTel’s reliance on the timeliness, accuracy and sufficiency of financial and other data and information received from Sprint; the ability of Sprint to provide back office, customer care and other services; the competitiveness of and changes in Sprint’s pricing plans, products and services; increased competition in UbiquiTel’s markets; rates of penetration in the wireless industry; the potential to experience a high rate of customer turnover; Sprint’s credit policies; customer quality; the marketability, liquidity and price volatility of UbiquiTel’s common stock; anticipated future losses; UbiquiTel’s debt level; adequacy of bad debt and other reserves; UbiquiTel’s ability to manage anticipated growth and rapid expansion; changes in population; changes or advances in technology; and general market and economic conditions.  Certain of these and other applicable risks, cautionary statements and factors that could cause actual results to differ from UbiquiTel’s forward-looking statements are included in UbiquiTel’s filings with the Securities and Exchange Commission (“SEC”), specifically in the “Business-Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of its Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and in subsequent filings with the SEC.  Except as otherwise required under federal securities laws and the rules and regulations of the SEC, the company does not have any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

####